ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 18th day of April 2006, by and between Agent 155 Media Group Incorporated, a Delaware Corporation, hereinafter referred to as "Buyer" and Cavico Corporation, a joint stock company duly organized and existing under the laws of Socialist Republic of Vietnam, hereinafter referred to as "Seller".

RECITALS

WHEREAS, Seller has assets as reflected in Exhibit A that the Buyer wishes to purchase.

WHEREAS, Seller desires to sell and Buyer desires to purchase the assets, as described in Exhibit A, subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, conditions, representation and warranties hereinafter set forth, the parties agree as follows:

I. Purchase and Sales of Assets. On the terms and subject to the conditions set forth in this Agreement. Seller agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Seller, at the Closing Date of April 28, 2006 the assets (referred to as "Acquired Assets") as described in the attached Exhibit A, on the Closing Date or then used by it in its business, whether or not specifically referred to in this Agreement, unless specifically excluded in this Agreement.

II. Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets. Buyer agrees to deliver to the Seller or Designees 79,000,000 shares of Buyer's common stock (*restricted from resale Under Rule 144*), pursuant to Article VII.1 of this Agreement which calls for a 300 to 1 reverse split prior to the Closing of this transaction. The total number of Seller's common stock issued and outstanding immediately following the Closing of this transaction shall be 97,282,245 shares, of which Seller and or its Designees will hold 79,000,000 shares whereas Buyer's existing shareholders and certain consultants of Buyer will hold 18,282,245shares, which shares will include 6,000,000 shares to be issued to Providential Capital, Inc. or its Designee(s) pursuant to the Business and Financial Consulting Agreement dated April 18, 2006 by and between Providential Capital, Inc. and Cavico Corporation.

III. Closing. The closing shall take place on the Closing Date at the office of Buyer on April 28th, 2006, or such other time and place as the parties may agree upon in writing.

IV. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

1. Seller has the requisite power and authority to own and operate its assets, properties, and business and to *carry on its business as now conducted*.

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2. The execution and deliver of this Agreement and the consummation of this transaction is hereby authorized and executed by an authorized representative of the Seller, and constitutes a legal, valid and binding agreement of Seller.

3. Seller has good and marketable title to all the Acquired Assets and that said Acquired Assets are free and clear from any liens, charges, and/or encumbrances other than described in Schedule A as a part of this Agreement.

4. To Seller's knowledge, there is no suit, claim, action or proceeding now pending or threatened before any court, administration or regulatory agency or any basis for such a claim which may result in any judgment, order, decree, liability or other determination which could have an adverse effect, financial or otherwise, upon Seller or any of the Acquired Assets. No such judgment, order or decree has been entered which has or could have such effect.

5. Neither this Agreement nor any Exhibit hereto delivered by Seller pursuant to this Agreement contains an untrue statement of a material fact or omits to state a fact that is necessary in order to make the statements contained herein and therein, in light of the circumstances under which they are made not materially misleading.

V. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

1. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own and operate its assets, properties and business and to carry on its obligations hereunder. Buyer represents and warrants that at the time of signing of this Agreement, Buyer is not subject to any indebtedness, claims or liabilities whatsoever that may require Buyer to repay to a third party in form of cash, properties, or assets following the Closing of the purchase of assets from Seller.

2. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized and approved by the Board of Directors of Buyer, and, when executed by the authorized representative of the Buyer, this Agreement will constitute legal, valid and binding Agreement of Buyer.

3. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby will not violate the Certificate of Incorporation or the Bylaws of Buyer or any agreement, contract or other instrument to which Buyer is a party, or any statute, rules, regulation, order, judgment, award or decree.

4. Neither this Agreement, nor any Exhibit to this Agreement, nor any written statement or certificate or certificate furnished by Buyer in connection with this Agreement, contains an untrue statement of a material fact or omits to state a fact that is necessary in order to which they are made, not materially misleading.

VI. Conditions Precedent to the Obligations of Buyer. All obligation of Buyer under this Agreement are, at its option, subject to fulfillment of each of the following conditions prior to or at the closing:

1. All representations and warranties of Seller made in this Agreement or in any Exhibit hereto delivered by Seller shall be true and correct of the Closing Date with the same force and effect as if made on and as of that date.

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2. Seller shall have performed and compiled with all Agreements, covenants and conditions required by this Agreement to be performed or compiled with by Seller prior to or at the Closing Date.

VII. Conditions Precedent to the Obligations of Seller. All obligation of Seller under this Agreement are, at its option, subject to fulfillment of each of the following conditions prior to or at the closing.

1. Buyer shall have effectuated a 300 to 1 reverse stock split prior to the Closing Date

2. Buyer shall have changed its name to Cavico American, Inc. or another name acceptable to Seller simultaneously with Closing.

3. Buyer shall have effectuated a CUSIP and symbol change simultaneously with Closing.

4. All members of the Board of Directors and all corporate officers of Buyer shall have resigned and a new Board of Directors of Buyer shall have been appointed by Seller simultaneously with Closing.

5. All representation and warranties of Buyer made in this Agreement or in any Exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date.

6. Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

VIII. Further Assurance. Following the Closing.

1. Seller agrees to take such actions and execute, acknowledge and deliver to Buyer such further instruments of assignment, conveyance and transfer and take any other action as buyer may reasonably request in order to more effectively convey, sell, transfer and assign to Buyer any of the Acquired Assets, to confirm the title of Buyer thereto, and to assist Buyer in exercising rights with respect to the Acquired Assets.

2. Buyer agrees to take such actions to list Buyer's common stock on the OTCBB, NASDAQ Small Cap, American Stock Exchange, or NASDAQ National Market no later than twelve months following Closing.

3. Providential Holdings, Inc., a Nevada corporation and a consultant to Seller in connection with this transaction ("PHI"), shall assist the newly combined company to obtain a funding commitment of not less than $10 Million from an institutional investor following Buyer's listing on the OTCBB or a higher exchange pursuant to Article VIII.2.

4. In the event that Buyer is unable to list its common stock on the OTCBB or a higher exchange, pursuant to Article VIII.2, and PHI is unable to arrange the minimum amount of financing, pursuant to Article VIII.3, either Seller or Buyer shall have the discretion to rescind this Agreement in part or in its entirety.

IX. Survival of Representations and Warranties. All representation and warranties made by each of the parties hereto shall survive the closing for a period of three (3) years after the Closing Date.

X. Indemnification.

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1. Seller agrees to indemnify, defend and hold harmless Buyer against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties, and reasonable attorney's fees, incurred by Buyer arising, resulting from, or relating to any patent infringement and reasonable attorney's fees incurred by Buyer arising, resulting from or relating to any breach of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any Exhibit or other document furnished or to be furnished by Seller under this Agreement.

2. Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims demands, losses, costs, expenses, obligation and damages, penalties, and reasonable attorney's fees, incurred by Seller arising, resulting from, or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any Exhibit or other document furnished or to be furnished by Buyer under this Agreement, or by reason of any act or omission of Buyer of any of its successors or assigns after the Closing Date that constitutes a breach of default under, or a failure to perform, any obligation, duty, or liability of Seller under any contract, lease, license or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which Buyer expressly assumes these obligations, duties and liabilities under this Agreement.

XI. <u>General Provision</u>.

1. Construction This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

2. Notices All notices, requests, demands and other communications contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States express, certified or registered mail, postage prepaid, addressed to the following parties, their successors in interest or their permitted assignees at the following address, or such addresses as the parties may designate by written notice in this manner aforesaid.

If to **Seller**:

Cavico VietNam JSC
6th Floor, Song Da Building,
Pham Hung Street
My Dinh - Tu Liem, Ha Noi, Vietnam
Tel : 084.04.768 4020 - 084.04.768 4030
Fax : 04.768 4000
Email : cavicovn@hn.vnn.vn

If to **Buyer**:

Agent 155 Media Group Incorporated
255 G. Street, Suite 689
San Diego, CA 92101
Tel: (619) 955-0655
Fax: (619) 374-7119
Email: cjm@agent155.com

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XII. Assignments This Agreement shall not be assignable by any party without the prior written consent of the other parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties to this Agreement and their successors and assigns, any rights or the parties to this Agreement and their successors and assigns, any rights or remedies under this Agreement unless expressly so stated to the contrary.

XIII. Remedies Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement in intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law, in equity, by statute or otherwise. The election or any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

XIV. Entire Agreement This Agreement and the Exhibits and other documents specifically referred to herein or required to be delivered pursuant to the terms of this Agreement represent the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior Agreements, understandings, discussions, negotiations and commitments of any kind. This Agreement may not be amended or supplement, nor may any rights hereunder be waived, except in writing signed by each of the parties affected thereby.

XV. Section Headings The section headings in the Agreement are conveniences only, are not a part of this Agreement and shall not be used in construing it.

XVI. Severability In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or enforceability of any other provision or part of this Agreement, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

XVII. Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Seller:

Cavico Corporation

By: Ha Quang Bui
Title: Its President & CEO

Attest:

TRÂN MANH HÙNG

Buyer:

Agent 155 Media Group Incorporated

By: Christopher J. Martinez
Title President/CEO

Attest: